Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-82211) pertaining to the 1998 Key Employees Stock Option Plan of Sequa Corporation of our report dated March 11, 2003, with respect to the consolidated financial statements of Sequa Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

Ernst & Young LLP

New York, New York
March 21, 2003